Exhibit 10.3

October 21, 2017

Mr. Steven Hale

Director

Stanley Furniture Co., Inc.

200 N Hamilton St,

High Point, NC 27260

Re: Finley Group Engagement

Dear Steve:

We would like to thank you for the opportunity to submit this proposal, which offers our services to Stanley Furniture Co., Inc. (“Stanley” or “Company”). The Finley Group, Inc. (“TFG”) has completed hundreds of assignments since 1985 and is well suited for this engagement. Our extensive experience helping companies that are experiencing transition and execution of a sale transaction in similar situations provides us a solid foundation to perform the tasks necessary to successfully assist you in a timely and cost-effective manner.

Scope of Services

TFG will provide Matthew Smith (“Matt”) as a Consultant to the Company. Matt will work in a collaborative manner with the Company’s Senior and Executive Management Team, but will report to the Board of Directors, individually and collectively. If needed, Matt is prepared to become an Interim Officer of the Company to fill any vacancies that may exist, to ensure uninterrupted progress of the goals set by the Board and the Company. If this situation arises, this engagement letter may be amended to address the specific needs at that time.

We will serve as a financial advisor to the Company. We will:

●	Support the Company to achieve a successful transaction, as directed by the Board,
●	Assist potential buyer(s) with requested information requests,
●	Assist with Working Capital management to maximize the liquidity of the Company,
●	At any time, we are prepared to assist with such other matters as may be requested that fall within our expertise and that are mutually agreeable.

212 S. Tryon Street, Suite 1050, Charlotte NC 28202

(704) 375-7542       www.finleygroup.com

Stanley Furniture Co., Inc.

Team Members

The Scope of Services will be staffed primarily by Matthew Smith, a Managing Director, who will serve as the Engagement Principal and will be responsible for the field-work. Others within the firm are available to support the engagement, as needed, and can be utilized where expertise or billing rates are appropriate for the given task. Any changes or additions to the TFG engagement team will be approved in writing by the Board. All TFG Team Members will work together to minimize duplication of efforts and ensure delivery of timeline objectives.

We are committed to commence this engagement immediately upon your authorization.

Fees and Billing Arrangements

Our fees for services are based upon the hours actually expended by each assigned team member extended by the applicable hourly billing rate. Our standard billing rates are as follows:

Managing Directors	$375
Senior Directors	$300
Directors	$275
Managers	$250
Associates	$200
Paraprofessionals	$100

Based on our discussions and agreement, a discounted daily billing rate $2,000/Day will be used for Matt Smith, with a weekly cap of $9,000/Week. If Matt Smith becomes an Interim Officer of the Company, a daily billing rate of $3,000/Day will be utilized and a weekly cap will be agreed by both parties. When daily rates are used, increments of ¼ day will be utilized.

In accordance with our customary practice, we will require a retainer in the amount of $20,000 before we commence our field-work and analysis. We will apply all invoices against the retainer and payments will go to refresh the retainer account. Invoices will be presented monthly and will include actual out-of-pocket expenses (no mark-up on expenses). Payment of invoices is expected within 7 days. Out of town travel time will be included in the daily rate, but is customarily billed at 50% of our rates as stated above. Upon completion of the engagement, we will apply the retainer balance against our final billing under this engagement and any portion of the retainer in excess of final billings will be returned to the Company.

Other

1.     Our fees are not contingent upon the results of this engagement. We do not predict either results or final developments in this matter.

2.     While our work may include an analysis of financial data and preparation of financial statements and projections from Company information, this engagement will not include an audit, compilation or review of financial statements in accordance with generally accepted auditing standards. Accordingly, as part of this engagement, TFG will not express an opinion on any financial statements of the Company.

Stanley Furniture Co., Inc.

3.     All reports and work product generated by TFG during this engagement are meant for the Board and the Company. Unless expressly provided for herein, the Board or the Company shall not disclose any of the work or analyses performed by TFG during this engagement to any third party without the prior written consent of TFG.

4.     As a part of this engagement, TFG may be requested to assist the Company (and its legal or other advisors) in discussions with stakeholders and other interested parties. In the event that we participate in such discussions, the representations made and the positions advanced will be those of the Company, not TFG, its principals or employees.

5.     Our engagement hereunder may be terminated any time by either party from the execution date of this agreement upon written notice thereof to the other party; however, the confidentiality provisions between the parties and the compensation and expense reimbursement provisions will survive such termination.

6.     The terms of this proposal are extended through October 31, 2017. If the Proposal is not executed by that deadline, a new proposal will need to be prepared.

7.     The Company shall indemnify and hold TFG harmless per the terms stated in Exhibit A.

We welcome the opportunity to discuss the possible engagement further and refine the scope of services to meet your expectations.

If you have any questions, please call me at (704) 578-9900.

Sincerely,	Accepted and Agreed:

/s/ Matt Smith	/s/ John D. Lapey
Matthew W. Smith	Stanley Furniture Co., Inc.
Managing Director	John D. “Ian” Lapey
Chairman of the Board
Date: October 23, 2017

Stanley Furniture Co., Inc.

Exhibit A

Indemnification

The Company shall indemnify and hold TFG harmless from and against any and all reasonable, documented, out of pocket expenses (including reasonable attorneys’ fees), judgments and fines (if such settlement is approved in advance by the Company) incurred by reason of being made a party or threatened to be made a party to any civil, criminal, administrative or investigative action or suit (a “Claim”), by reason of any act or omission to act before or after the acceptance date of this agreement arising out of and in any way related to this engagement, save and except for claims arising from any gross negligence, bad faith, fraud or willful misconduct on the part of TFG or its agents or employees to the extent permitted by applicable law. It is expressly the intention of the parties hereto that TFG shall be indemnified by the Company in the manner set forth and to the maximum extent permitted by applicable law. In the event the Company shall be obligated hereunder to pay the expenses of any Claim, TFG shall promptly notify the Company of any claim and the Company shall be entitled to assume the defense of such Claim with counsel approved by TFG, which approval shall not be unreasonably withheld, upon the delivery to TFG of written notice of its election to do so. After delivery of such notice, approval of such counsel by TFG and the retention of such counsel by the Company, the Company will not be liable to TFG under this Agreement for any fees of counsel subsequently incurred by TFG with respect to the same Claim; provided that (i) TFG shall have the right to employ TFG’s counsel in any such Claim at TFG’s expense and (ii) if (A) the employment of counsel by TFG has been previously authorized by the Company, (B) the Company and TFG shall have reasonably concluded that there is a conflict of interest between the Company and TFG in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of TFG’s counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against TFG without the consent of TFG.

Accepted and Agreed:

/s/ John D. Lapey

Company

By:     John D. Lapey

Title:  Chairman of the Board

Date:  October 23, 2017